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                                                                     EXHIBIT 3.1

                             ARTICLES OF AMENDMENT
                                      OF
                AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                      OF
                      NATIONWIDE HEALTH PROPERTIES, INC.

     NATIONWIDE HEALTH PROPERTIES, INC., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The charter of the Corporation is hereby amended by striking out
Section 1 of Article IV in its entirety and inserting in lieu thereof the following:

     "Section 1: The total number of shares of capital stock which the
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     corporation shall have authority to issue is One Hundred Five Million
     (105,000,000), of which One Hundred Million (100,000,000) shall be shares of Common Stock having a par value of $.10 per share and Five Million (5,000,000) shall be shares of Preferred Stock having a par value of $1.00 per share. The aggregate par value of all of said shares shall be Fifteen Million Dollars ($15,000,000)."

     SECOND: This charter amendment has been advised by the Board of Directors of the Corporation and approved by the stockholders.

     THIRD: (a) The total number of shares of all classes of stock of the Corporation heretofore authorized and the number and par value of the shares of each class were as follows:

     Total number of shares authorized:              30,000,000

     Total number of shares of Common Stock:         25,000,000

     Total number of shares of Preferred Stock:       5,000,000

     Par value per share of Common Stock:            $.10

     Par value per share of Preferred Stock:         $1.00

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          (b) The total number of shares of all classes of stock of the
Corporation as increased and the number and par value of the shares of each class are as follows:

     Total number of shares authorized:              105,000,000

     Total number of shares of Common Stock:         100,000,000

     Total number of shares of Preferred Stock:        5,000,000

     Par value per share of Common Stock:            $.10

     Par value per share of Preferred Stock:         $1.00

          (c) The aggregate par value of all shares of all classes of stock of the Corporation heretofore authorized was $7,500,000. The aggregate par value of all shares of all classes of stock as increased by this amendment is $15,000,000. This amendment has the effect of increasing the aggregate par value of all shares of all classes of stock of the Corporation by $7,500,000.

     FOURTH: This charter amendment did not change the information required by subsection (b)(2)(i) of Section 2-607 of the Maryland General Corporation Law.

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     IN WITNESS WHEREOF, NATIONWIDE HEALTH PROPERTIES, INC. has caused these presents to be signed in its name and on its behalf by its Vice President and its corporate seal to be hereunto affixed and attested by its Assistant Secretary.

     The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects and that this statement is made under the penalties of perjury.


Attest:                                NATIONWIDE HEALTH PROPERTIES, INC.


BY:  /s/  GARY E. STARK                By:  /s/  MARK L. DESMOND
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   Gary E. Stark                          Mark L. Desmond
   Assistant Secretary                    Vice President

[Affix corporate seal]

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